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                                                                  EXHIBIT 99(a)



[LETTERHEAD]

For additional information contact:
Mr. Jorge A. Junquera
Senior Executive Vice President
Telephone (787) 754-1685


April 7, 1998                                                    News Release


           POPULAR, INC. EARNINGS FOR THE QUARTER ENDED MARCH 31, 1998


         Popular, Inc. (the Corporation) net income for the first quarter of 1998 was $54.8 million as compared with $49.5 million reported for the same quarter of 1997, an increase of $5.3 million or 10.6%. Earning per common share
(EPS) for the quarter were $0.78, based on 67,717,548 average shares outstanding, or 8.5% higher than $0.72 for the quarter ended March 31, 1997, based on 66,121,855 average shares outstanding. Net earnings for the last quarter of 1997 were $55.3 million, or $0.78 per share, based on 67,682,704 average shares then outstanding.

         The Corporation's return on assets (ROA) and return on common equity
(ROE) for the first quarter of 1998 were 1.14% and 15.36%, respectively. For the same period of 1997, the Corporation reported ROA and ROE of 1.19% and 16.32%, respectively. For the last quarter of 1997, these ratios were 1.11% and 15.56%.

         The rise in the Corporation's net income for the first quarter of 1998, when compared with the same period a year ago, was driven by an increase of $32.1 million in net interest income and $13.7 million in other revenues, partially offset by a rise of $30.3 million in operating expenses and increases of $9.9 million and $0.3 million in the provision for loan losses and income taxes, respectively.

         Net interest income, the principle source of earnings for the Corporation, grew to $212.7 million, primarily as a result of an increase of $1.7 billion in the average volume of loans. The average balance of the commercial and consumer loan portfolios rose $946 million and $392 million, respectively. The increase in the volume of earnings assets was funded through a higher volume of deposits and borrowings. The net interest yield for the quarter ended March 31, 1998, was 4.66% compared with 4.57% for the first quarter of 1997. The improvement in the net interest yield was driven by a rise of 21 basis points in the average yield on earning assets, particularly in commercial
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2- POPULAR, INC. 1998 FIRST QUARTER RESULTS

loans and the investment portfolio. The increase in the average yield on earnings assets was partially offset by a rise of 13 basis points in the cost of funding these assets. For the last quarter of 1997, the net interest yield was 4.48%.

         The increase in the provision for loan losses resulted from a rise in the Corporation's loan portfolio and increases in net charge-offs and non-performing assets. Net charge-offs for the quarter ended March 31, 1998, were $27.5 million or 0.96% of average loans compared with $17.9 million or 0.73% for the first quarter of 1997, and $25.5 million or 0.91% for the fourth quarter of 1997. The increase in net charge-offs from the first quarter of 1997, was principally reflected in the consumer loan portfolio, mostly as a result of the increased level of personal bankruptcies. Non-performing assets were $217 million or 1.88% of ending loans at March 31, 1998, compared with $174 million or 1.76% at the end of the first quarter of 1997, and $212 million or 1.87% at December 31, 1997.

         Total non-interest income, excluding securities and trading transactions, grew $10.9 million or 19.7%, from $55.5 million for the first quarter of 1997 to $66.4 million for the same period in 1998. The growth in other operating revenues was attributed to an increase of $4.0 million in other service fees and $3.5 million in service charges on deposit accounts. The increase in other service fees was realized in credit cards fees and discounts, rising $1.5 million, due to the growth in credit card net sales and a higher number of credit card active accounts. Also, debit card fees rose $0.7 million, reflecting the addition of new merchants, point of sale (POS) terminals and growth in transactions. In addition, fees related to the sale and administration of investment products rose $1.2 million driven by the performance of a new retail division created in May 1997 by Popular Securities, the Corporation's broker/dealer subsidiary. Service charges on deposit accounts increased due to a higher activity on commercial and retail accounts and a higher volume of deposits. Furthermore, there was an increase of $3.4 million in other operating income mainly resulting from a non-recurring income as the corporation recovered most of its investment in stock of Citizens Bank of Jamaica, written down during the first quarter of 1997.

         The Corporation recognized a net gain of $0.9 million on the sale of securities for the first quarter of 1998, compared with a net loss of $1.7 million in the same quarter last year. Also, during the first three months of 1998, the Corporation realized a net profit on trading transactions of $0.7
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3-POPULAR, INC. 1998 FIRST QUARTER RESULTS

million compared with $0.4 million in the same quarter last year.

     Personnel costs increased $11.9 million as compared with the first quarter of 1997, of which $10.9 million was reflected in the salary expense category. The acquisitions made after March 31, 1997, of Roig Commercial Bank in Puerto Rico, Seminole National Bank in Florida, National Bancorp, Inc. and CBC Bancorp in Illinois and Houston Bancorporation in Texas accounted for more than $5.0 million of the increase in salary expense. Pension and other benefits increased $1.7 million reflecting the impact of the increase in salaries and higher health insurance expenses.

     Other operating expenses increased $18.4 million, reaching $89.0 million for the first quarter of 1998. This increase was reflected in most expense categories, mainly as a result of the Corporation's acquisitions and continued growth. Equipment expenses grew $3.2 million mostly due to the investment needed to support the growth of the Corporation's business activity and geographical expansion, including costs related to the expansion of the electronic payment system and new technology. Professional fees increased $3.0 million, including expenses related to the business expansion in the U.S. and costs incurred in relation to the Corporation's action plan to address the Year 2000 issue. Net occupancy expenses increased $2.6 million mostly as a result of the Corporation's growth and expansion and the sale, during the fourth quarter of 1997, of an income-producing property. Business promotion rose $2.3 million as part of the institutional campaign launched in the continental U.S. to emphasize Banco Popular's image as a Hispanic bank and the promotional efforts related to the credit card program in the U.S. The amortization of intangibles also reflected an increase of $2.3 million related to the premium paid on the operations acquired after March 31, 1997.

     The Corporation's total assets at March 31, 1998, amounted to $20.0 billion, compared with $17.4 billion at March 31, 1997. Most of the growth relates to the acquisitions in Puerto Rico, Florida, Illinois and Texas. At their respective acquisition dates, these operations had $1.4 billion in total assets. Total assets at December 31, 1997, were $19.3 billion. At March 31, 1998, total loans amounted to $11.5 billion compared with $9.9 billion a year ago and $11.4 billion at December 31, 1997. Commercial loans reflected the largest growth, increasing $947 million from the amount recorded at March 31, 1997.

     The allowance for loan losses amounted to $218 million as of March 31, 1998, or 1.89% of
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4-POPULAR, INC. 1998 FIRST QUARTER RESULTS

loans, compared with $191 million or 1.94% at the same date in 1997. At December 31, 1997, the allowance for loan losses totaled $212 million or 1.86% of loans. The allowance as a percentage of non-performing assets was 100.2% at March 31, 1998, compared with 110.0% at the end of the first quarter of 1997 and 99.6% at December 31, 1997.

     Total deposits rose to $12.0 billion at March 31, 1998, compared with $10.5 billion at March 31, 1997, notwithstanding the reduction of $152 million in 936 deposits at Banco Popular de Puerto Rico. The acquisitions completed after the first quarter of 1997 contributed $1.1 billion in deposits at acquisition dates. At December 31, 1997 total deposits amounted to $11.7 billion. At the end of the first quarter of 1998, the Corporation had deposits of $8.6 billion in Puerto Rico, $2.9 billion in the United States and $509 million in the U.S. and British Virgin Islands.

     Borrowed funds increased to $6.1 billion at March 31, 1998, compared with $5.3 billion at the same date a year earlier. At December 31, 1997 borrowed funds totaled $5.7 billion. Borrowed funds were used to finance loan growth and arbitrage activities.

     At March 31, 1998, stockholders' equity was $1.55 billion, compared with $1.29 billion at the same date last year. Stockholders' equity was $1.50 billion at December 31, 1997. Unrealized holding gains on securities available-for-sale, net of deferred taxes, amounted to $37.1 million at March 31, 1998, compared with an unrealized loss of $9.9 million a year ago. At the end of 1997, unrealized holding gains on securities available-for-sale, net of taxes, amounted to $33.3 million.

     The market value of the Corporation's common stock at March 31, 1998, was $58.69 per share, compared with $35.50 at March 31, 1997, and $49.50 at December 31, 1997. The Corporation's market capitalization at March 31, 1998 was $4.0 billion, compared with $2.3 billion at March 31, 1997, and $3.4 billion at December 31, 1997. At March 31, 1998, the Corporation's common stock had a book value per share of $21.36. During the quarter ended on March 31, 1998, the Corporation did not repurchase shares of common stock under its repurchase program.

     Continuing with the strategic expansion plan in the United States, the Corporation opened two new banking branches during the first quarter of 1998. Banco Popular, N.A. (Florida) opened one branch in Orlando, while Banco Popular, N.A. (California) acquired one branch in Wilmington, Los Angeles. The addition of these two new branches brings the total of branches to seven in Florida and seven in California, for a total of 65 banking branches in the continental United States at March
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5- POPULAR, INC. 1998 FIRST QUARTER RESULTS


31, 1998. In addition, during this quarter, Equity One opened three new offices reaching a total of 120 offices in 30 states.

         Popular, Inc. recently announced an agreement to become the principal shareholder of Banco Gerencial & Fiduciario Dominicano, S.A. This bank is among the four largest banks in the Dominican Republic with $389 million in assets and over $31 million in equity. It operates 23 branches throughout the country and 35 automated teller machines that will soon be connected to the network of "ATH Dominicana" of which the Corporation is a founding partner.

         Also, on April 2, 1998, the Corporation received regulatory approval to begin operations of a new subsidiary that will provide check cashing and other financial services in the U.S. mainland, mainly aimed toward the unbanked sector of the population. This new subsidiary will operate under the name of Popular Cash Express and will be offering such services as check cashing, money transfers to other countries, money order sales and processing of payments. The Corporation is planning to open various Popular Cash Express offices in the U.S. mainland during 1998.


                                      ***
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POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)


                                                           Quarter ended           First
                                                              March 31            Quarter
                                                     --------------------------  1998-1997      Fourth
                                                                                  Percent       Quarter
                                                         1998           1997      Variance        1997
                                                     --------------------------  ---------    -----------
SUMMARY OF OPERATIONS

Interest income                                      $   386,368    $   334,265     18.58%    $   404,619
Interest expense                                         183,664        153,621     19.56         194,919
                                                     --------------------------    ------     -----------

Net interest income                                      212,704        180,644     17.75         209,700
Provisions for loan losses                                33,565         23,687     41.70          31,657
                                                     --------------------------    ------     -----------

Net interest income after provision
 for loan losses                                         179,139        156,957     14.13         178,043

Other operating income                                    66,414         55,482     19.70          66,960
Gain (loss) on sale of securities                            867         (1,660)                    2,122
Trading account profit                                       669            433     54.50           1,724
                                                     --------------------------    ------     -----------

Total other income                                        67,950         54,255     25.24          70,806

Salaries and benefits                                     77,711         65,045     19.47          75,140
Profit sharing                                             5,683          6,440    (11.75)          6,292
Other operating expenses                                  88,985         70,640     25.97          93,976
                                                     --------------------------    ------     -----------

Total operating expenses                                 172,379        142,125     21.29         175,408
                                                     --------------------------    ------     -----------

Income before income tax                                  74,710         69,087      8.14          73,441
Income tax                                                19,915         19,548      1.88          18,119
                                                     --------------------------    ------     -----------

Net income                                           $    54,795    $    49,539     10.61     $    55,322
                                                     ==========================    ======     ===========

Net income applicable to common stock                $    52,708    $    47,452     11.08     $    53,234
                                                     ==========================    ======     ===========

Earnings per common share:
 Net income*                                         $      0.78    $      0.72      8.46     $      0.78

Average common shares outstanding                     67,717,548     66,121,855                67,682,704
Common shares outstanding at end of period            67,717,548     66,121,855                67,682,704


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
POPULAR, INC.
FINANCIAL SUMMARY
(In thousands)


                                                            Quarter ended          First
                                                               March 31           Quarter
                                                     --------------------------  1998-1997       Fourth
                                                                                  Percent       Quarter
                                                         1998           1997      Variance        1997
                                                     -----------    -----------  ---------    -----------
SELECTED AVERAGE BALANCES
Total assets                                         $19,485,912    $16,916,854     15.19     $19,745,399
Loans                                                 11,466,638      9,777,772     17.27      11,196,123
Earning assets                                        18,340,992     15,855,669     15.67      18,697,852
Interest-bearing liabilities                          15,032,597     13,147,072     14.34      15,716,913
Stockholders' equity                                   1,492,184      1,279,553     16.62       1,457,037

PERFORMANCE RATIOS
Net interest yield*                                         4.66%          4.57%                     4.48%
Return on assets                                            1.14           1.19                      1.11
Return on common equity                                    15.36          16.32                     15.56

CREDIT QUALITY DATA
Nonperforming assets                                 $   217,301    $   173,979     24.90     $   212,460
Net loans charged-off                                     27,508         17,901     53.67          25,489
Allowance for loan losses                                217,708        191,360     13.77         211,651
Non performing assets to total assets                       1.09%          1.00%                     1.10%
Allowance for losses to loans                               1.89           1.94                      1.86

SELECTED FINANCIAL DATA AT PERIOD-END
Total assets.......................                  $20,018,220    $17,401,458     15.04     $19,300,507
Loans..............................                   11,543,169      9,889,254     16.72      11,376,607
Earning assets.....................                   18,748,873     16,336,734     14.77      18,060,998
Interest-bearing liabilities.......                   15,619,791     13,560,511     15.19      14,892,210
Stockholders' equity...............                    1,546,238      1,287,515     20.09       1,503,092

* Not on a taxable equivalent basis



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